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                                                                 Exhibit 99.1(b)

                           BARR ROSENBERG VARIABLE TRUST

                                 AMENDMENT NO. 1 TO
                         AGREEMENT AND DECLARATION OF TRUST


     The undersigned, being the sole Trustee of Barr Rosenberg Variable Trust, a Massachusetts business trust created and existing under an Agreement and Declaration of Trust dated March 1, 1998, as amended, a copy of which is on file in the Office of the Secretary of The Commonwealth of Massachusetts (the "Trust"), wishing to amend the Agreement and Declaration of Trust, does hereby direct that this Amendment No. 1 be filed with the Secretary of The Commonwealth of Massachusetts and does hereby consent to and adopt the following amendment to such Agreement and Declaration of Trust:


     1. Article I Section 1 of the Agreement and Declaration of Trust is amended to read in its entirety as follows:


     SECTION 1. This Trust shall be known as Barr Rosenberg Variable Insurance Trust, and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.


     The foregoing amendment shall become effective as of the time it is filed with the Secretary of State of The Commonwealth of Massachusetts.

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     IN WITNESS WHEREOF, the undersigned sole Trustee as aforesaid does hereto set his hand this 27th day of March, 1998.


                                   /s/ Dean Hamilton
                                   -----------------------------
                                   Dean Hamilton